Exhibit 99.2

EXAR CORPORATION
THIRD QUARTER FISCAL YEAR 2016 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of these prepared remarks in conjunction with our fiscal year 2016 third quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, February 3, 2016 at 4:45 p.m. EST (1:45 p.m. PST). To access the conference call, please dial (918) 534-8424 or (844) 359-0802. The passcode for the live call is 19280332. In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conclusion of the conference call.

Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.

Discussion of Business and Non-GAAP Financial Highlights

Today we reported the following non-GAAP results for our third quarter fiscal 2016:

●	Revenue was $37.4 million, up 1% from $37.2 million last quarter, and down 16% from $44.3 million a year ago.
●	Gross profit was $17.3 million, up 2% from $17.0 million last quarter, and down 21% from $22.0 million a year ago.
●	Gross margin was 46.1%, up 54 basis points from 45.6% last quarter, and down 347 basis points from 49.6% a year ago.
●	Operating income was $3.5 million, up 22% from $2.9 million last quarter, and down 36% from $5.6 million a year ago.
●	Net income was $3.4 million, up 23% from $2.8 million last quarter, and down 37% from $5.4 million a year ago.
●	EPS was $0.07 per diluted share, up 17% from $0.06 last quarter, and down 36% from $0.11 a year ago.

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	December 27, 2015		September 27, 2015		December 28, 2014
Net Sales:
Industrial	$18,339	49%	$17,925	48%	$20,506	46%
High-End Consumer	13,207	35%	13,163	35%	16,202	37%
Infrastructure	5,893	16%	6,154	17%	7,607	17%
Total	$37,439	100%	$37,242	100%	$44,315	100%

Industrial. Third quarter Industrial revenue was 49% of sales, or $18.3 million, an increase of 2% when compared to the $17.9 million reported in the second quarter of fiscal 2016. This increase was attributable to an increase in video processor sales from a new customer and increased demand for our Interface products. Fourth quarter Industrial revenue is expected to decline on a percentage basis in mid-single digits sequentially as we are anticipating seasonally soft demand in Asia associated with Chinese New Year, along with an anticipated reduction in channel inventory.

High-End Consumer (or “HeC”). In the third quarter, HeC revenue was 35% of sales, or $13.2 million, flat sequentially as compared to the $13.2 million reported in the second quarter of fiscal 2016. An increased focus on working capital management contributed to an overall reduction of net inventory, however this contributed to a higher than normal tabled backlog for HeC. Fourth quarter HeC revenue is expected to be flat to slightly up, impacted in part by the timing and size of certain display and personal electronics opportunities.

Infrastructure. In the third quarter, Infrastructure revenue was 16% of sales, or $5.9 million, down 4% sequentially compared to $6.2 million in the second quarter of fiscal 2016. Based upon strong backlog for legacy telecommunications products, we expect fourth quarter Infrastructure revenue to grow significantly in percentage terms on a sequential basis and to be flattish on a year-over-year basis.

Discussion of Non-GAAP Gross Margins, Operating Expenses, and Operating Margins

Our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	December 27, 2015		September 27, 2015		December 28, 2014

Net Sales:	$37,439	100%	$37,242	100%	$44,315	100%
Cost of Sales	20,175	54%	20,268	54%	22,344	50%
Gross Margin	$17,264	46%	$16,974	46%	$21,971	50%
Operating Expenses	13,728	37%	14,072	38%	16,403	37%
Operating Income	$3,536	9%	$2,902	8%	$5,568	13%

Gross Margin

On a non-GAAP basis, third quarter gross margin was 46.1%, compared with a second quarter gross margin of 45.6%. This equates to a non-GAAP gross profit of $17.3 million for the third quarter, compared with $17.0 million last quarter. This sequential increase was attributable to a favorable sales mix and higher revenue.

Operating Expenses

Operating expenses on a non-GAAP basis declined 2% sequentially in the third fiscal quarter from $14.1 million to $13.7 million. Third quarter R&D expenses were $6.5 million, down 8% sequentially as compared with the $7.1 million reported in the second quarter. R&D expenses were lower due the Company’s efforts to focus resources on its core product strengths. SG&A expenses were $7.3 million, up 4% compared with the $7.0 million reported in the second quarter.

Operating Margin

In the third quarter, operating income and operating margin on a non-GAAP basis were $3.5 million and 9.4%, respectively, compared to $2.9 million and 7.8% in the second quarter.

EBITDA

In the third quarter, non-GAAP EBITDA and EBITDA margin were $5.0 million and 13.3%, respectively, compared to $4.4 million and 11.8% in the second quarter.

Discussion of Non-GAAP Net Income/EPS and Capital Structure

Net Income

Third quarter non-GAAP net income was $3.4 million, compared with $2.8 million for the second quarter.

EPS

Third quarter non-GAAP earnings per fully diluted share was $0.07, compared with the $0.06 reported last quarter.

Capital Structure

The number of shares used in the third quarter calculation of non-GAAP results was 49.1 million shares, down from 49.2 million shares. We did not repurchase any shares during the third quarter.

Discussion of GAAP Operating Results

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

In the third quarter, we took charges of (i) $6.4 million related to amortization and impairment of intangibles, (ii) $1.5 million accrual for the settlement and legal fees related to patent litigation, (iii) $1.5 million related to ongoing restructuring activities, and (iv) $1.0 million related to stock-based compensation.

As a result, on a GAAP basis, third quarter gross margin was 39.2%, an increase over the second quarter gross margin of 36.4%. GAAP operating expenses for the third quarter were $21.5 million, compared with $17.9 million reported last quarter.

Third quarter GAAP net loss was $7.1 million, or a loss of $0.15 per share, as compared with GAAP net loss of $4.2 million reported in the second quarter, or a loss of $0.09 per share.

Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the third fiscal quarter with $53.4 million in cash and cash equivalents, slightly down from $53.5 million in the second quarter.

Net Accounts Receivable

Third quarter net accounts receivable decreased to $31.6 million from $32.0 million last quarter. In the third quarter, DSO decreased to 77 days, compared to 84 days last quarter.

Net Inventory

Third quarter net inventory decreased to $28.7 million, compared with $32.4 million in the second quarter, as we made a concerted effort to improve working capital management by reducing inventory. In the third quarter, days inventory was 122 days, compared to 135 days last quarter.

Deferred Margin

Third quarter deferred margin decreased to $6.6 million, compared with $6.8 million in the second quarter.

Cash Flow

Third quarter total depreciation and amortization was $4.8 million, of which $1.4 million was included in the non-GAAP results. This translates to a Non-GAAP EBITDA of $5.0 million for the third quarter of fiscal year 2016. For the quarter, cash flows from operations was $1.1 million. Improved working capital management, including a reduction of inventory of $3.7 million was offset by payments of approximately $3.5 million in non-recurring items. Year-to-date, operating cash flow was also $1.1 million.

Discussion of Fourth Quarter and Full Fiscal Year 2016 Non-GAAP Guidance

For the fourth quarter ending March 27, 2016, the Company expects revenue to be flat to up 5% sequentially, non-GAAP gross margin to be in the range of 47% to 49%, and non-GAAP EPS on a fully diluted basis to be in the range of $0.08 to $0.10. For fiscal year 2016, the Company expects non-GAAP revenue to be in the range of $152.5 million to $154.4 million and Non-GAAP EPS on a fully diluted basis to be in the range of $0.31 to $0.33.

Forward-Looking Statements Safe Harbor Disclosure

Except for historical information contained herein, the accompanying press release, these prepared presentation materials, and matters discussed on the conference call contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the impact of new focused initiatives paving the way for revenue growth and higher levels of profitability, and the Company’s financial outlook expectations for the fourth quarter and year ending March 27, 2016, respectively, are forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission (SEC) filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 29, 2015, which is on file with the SEC and available on our Investor webpage and on the SEC website at www.sec.gov, and the risks and uncertainties of whether any strategic alternative will be identified by the Board of Directors, whether it will be pursued, whether it will receive Board of Directors and stockholder approval if necessary, whether it will be consummated and, if consummated, whether it will enhance value for all stockholders of Exar. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

There can be no assurance that Exar’s review of strategic alternatives will result in any specific action. Exar does not currently intend to disclose further developments with respect to this process unless and until its Board of Directors approves a specific action or otherwise concludes the review of strategic alternatives.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets and inventory step-up, impairment charges, technology licenses, restructuring charges and exit costs which include costs for personnel whose positions have been eliminated as part of a restructuring or are in the process of being eliminated as part of the discontinuation of a product line, accruals for and proceeds received from dispute resolutions and patent litigation, merger and acquisition and related integration costs, certain income tax benefits and credits, certain warranty charges, net change in the fair value of contingent consideration, the write-down of deferred revenue under business combination accounting, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results.  Additionally, we disclose below the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  However, the manner in which we calculate these non-GAAP financial measures may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures may not reflect the full economic impact of Exar’s activities. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information. The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.